ACCOUNTANTS' CONSENT


To the Directors of
GST Telecommunications, Inc.
(formerly Greenstar Telecommunications Inc.)

We consent to the incorporation by reference in the registration statement filed June 28, 1996 on Form S-8 of GST Telecommunications, Inc. (formerly Greenstar Telecommunications Inc.) of our report dated December 8, 1994, relating to the consolidated balance sheets of GST Telecommunications, Inc. as of September 30, 1994 and August 31, 1993 and the related consolidated statements of operations and deficit and changes in financial position for the thirteen months ended September 30, 1994 and for the year ended August 31, 1993, which report appears in the September 30, 1995 annual report on Form 20-F of GST Telecommunications, Inc., and to reference to our firm under the heading "Experts" in the registration statements.


/s/ KPMG Peat Marwick Thorne
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KPMG Peat Marwick Thorne

Chartered Accountants

Vancouver, Canada

June 28, 1996